EXHIBIT 99.1

[LOGO OF CYBERLUX]

PRESS RELEASE

Donald F. Evans                                     Mark D. Schmidt
Cyberlux Corporation                .               Cyberlux Corporation
Chief Executive Officer                             Chief Operating Officer
Tel:  919-688-7653                                  Tel:919-688-7653
Fax: 877-349-0234                                   Fax: 877-349-0234
Email: dfevans@cyberlux.com                         Email: mschmidt@cyberlux.com
www.cyberlux.com                                    www.cyberlux.com

FOR IMMEDIATE RELEASE

                  CYBERLUX CORPORATION ANNOUNCES COMPLETION OF
                           PRIVATE PLACEMENT OF $775K

                                     - - - -

    EXERCISE OF ALL WARRANTS COULD RESULT IN TOTAL PROCEEDS OF $10.8 MILLION

RESEARCH  TRIANGLE,  N.C.  JANUARY 8, 2004 - CYBERLUX  CORPORATION (OTC BULLETIN
BOARD: CYBL), a developer and manufacturer of advanced diodal illuminationtm lighting products, announced today the completion of a private placement of shares of its Series A Convertible Preferred Stock and Series A and Series B Warrants to purchase shares of its common stock for an aggregate purchase price of $775,000 to forty-eight investors. The Placement entitles purchasers of the Preferred Stock to exchange two series of warrants for common stock at prices up to $1.05 per share. The Company will receive approximately $10.8 million if all warrants issued in the Placement are exercised. The warrants are callable by the Company consistent with certain thresholds of performance.

The Company intends to use the net proceeds from the private placement for general corporate purposes, new product production prototypes and to pay off a high-interest venture capital loan.


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"Cyberlux   Corporation   is  an  emerging   leader  in  the  field  of  applied
semiconductor diodal lighting," said Donald Evans, CEO of Cyberlux. "The Company's ability to design and patent innovative semiconductor lighting solutions for recurring problems such as power outages position its products as first to market and competitively secure. The Cyberlux product line, including its successful Home Safety Light, offers a potential for major breakthroughs in the emergency lighting field through introduction of its ELAS (Emergency Lighting Augmentation System) product and its PowerOutage Adapter," continued Evans. "The first phase of the financing plan was successfully concluded today," said Evans. "We look forward to the next capital infusions which are timed for February and April consistent with the market launch schedules for the ELAS and PowerOutage Adapter products," Evans concluded.

As part of the private placement, the Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of the Company's common stock issuable upon conversion or exercise of the Series A Convertible Preferred Stock and the Warrants.

None of the securities offered to the investors have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of Cyberlux Corporation. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

ABOUT CYBERLUX CORPORATION:
Cyberlux Corporation is developing and manufacturing the next generation of lighting systems using Gallium Nitride light emitting diodes. The name Cyberlux, "cyber", for space-age technology and "lux", the Latin word for light, was adopted to reflect the Company's focus in optoelectronics for the development of new, energy efficient, diodal(TM) lighting systems. The company is based in Research Triangle, N.C. Additional information and online ordering for the Cyberlux Home Safety Light is available at WWW.CYBERLUX.COM.

MEDIA CONTACT
Mark Schmidt                                   Stanley Wunderlich/Bonnie Stretch
Phone: 919-688-7653                            Phone: 800-625-2236
E-mail:  mschmidt@cyberlux.com                 E-mail: cfsg@consultant.com

                                      # # #

This news release contains forward-looking statements. Actual results could vary materially from those expected due to a variety of risk factors, including, but not limited to, the Company's intention to raise proceeds through the exercise of warrants associated with this offering and the intended use of proceeds. The Company's business is subject to significant risks and uncertainties discussed more thoroughly in Cyberlux Corporation's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2002 (as amended) and report on Form 10-Q for the quarter ended September 30, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.